Exhibit 99.1

VOICE MOBILITY CLOSES INTERIM FINANCING

VANCOUVER, BC, CANADA – June 27, 2005 – Voice Mobility International, Inc. (TSE: VMY, OTCBB: VMII and FWB: VMY), a Vancouver based developer and provider of carrier grade enhanced messaging solutions, today announced it has closed an interim private placement of 4,100,000 units at a purchase price of Cdn$1.00 per unit for aggregate gross proceeds to the Company of Cdn$4,100,000.

Each unit consists of one common share in the capital of the Company and one-half of one share purchase warrant. Each whole share purchase warrant will entitle the holder to purchase one common share at the price of Cdn$1.10 per share for a period of three years from the closing of the private placement. Additionally, 27,120 finders' units were issued to Raymond James Ltd on the same terms as noted above and Cdn$286,080 was paid in cash to eight finders.

The shares and warrants issued in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act of 1933.

For Further Information:	Investor Relations:
Randy Buchamer	North America: 1.888.370.8751
Voice Mobility International Inc.	investors@voicemobility.com
604.482.0000